As filed with the Securities and Exchange Commission on November 1, 2013

Registration No. 333-156880

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-156880

STERLING BANCORP

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-2565216 (I.R.S. Employer Identification Number)

650 Fifth Avenue

New York, New York 10019-6108

(212) 757-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack Kopnisky, President and Chief Executive Officer

c/o Sterling Bancorp

400 Rella Blvd.

Montebello, New York 10901

(845) 369-8040
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.   (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Deregistration of Securities

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Sterling Bancorp (the “Registrant” or “legacy Sterling Bancorp”):

•        File No. 333-156880, pertaining to the registration of (1) possible resales from time to time by selling securityholders of some or all of (a) 42,000 Fixed Rate Cumulative Perpetual Preferred Shares, Series A, par value $5.00 per share, (b) a warrant to purchase 516,817 common shares, par value $1.00 per share for cash at an initial exercise price of $12.19 per common share, and (c) common shares issued upon exercise of such warrant, and (2) any issuance of common shares upon exercise of such warrant if such issuance is not exempt from the registration requirements of the Securities Act of 1933, as amended.

On April 3, 2013, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between the Registrant and Provident New York Bancorp, a Delaware corporation (“Provident”).  Pursuant to the Merger Agreement, on October 31, 2013, the Registrant merged (the “Merger”) with and into Provident, with Provident continuing as the surviving corporation (the “Surviving Corporation”) and as the successor in interest to the Registrant following the Merger.  In connection with the consummation of the Merger, the Surviving Corporation changed its name to “Sterling Bancorp”.

In connection with the consummation of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statement.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montebello, State of New York, on November 1, 2013.  No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

STERLING BANCORP
(as successor to legacy Sterling Bancorp)

By:	/s/ LUIS MASSIANI
Name:	Luis Massiani
Title:	Executive Vice President, Chief Financial Officer

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